UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2023

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

 Item 1.01. Entry Into a Material Definitive Agreement.

On August 4, 2023, iBio, Inc. (the “Company”) entered into a purchase agreement, dated as of August 4, 2023 (the “Purchase Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which, under the terms and subject to the satisfaction of specified conditions set forth therein, the Company may sell to Lincoln Park up to $10.0 million (subject to certain limitations) of the Company’s common stock, par value $.001 per share (the “Common Stock”), from time to time during the term of the Purchase Agreement. Additionally, on August 4, 2023, the Company entered into a registration rights agreement, dated as of August 4, 2023 (the “Registration Rights Agreement”), with Lincoln Park., pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register under the Securities Act of 1933, as amended (the “Securities Act”), the resale by Lincoln Park of shares of Common Stock that have been or may be issued and sold by the Company to Lincoln Park under the Purchase Agreement. The Company cannot sell any shares of Common Stock to Lincoln Park under the Purchase Agreement until such time that all of the conditions to Lincoln Park’s purchase obligation set forth in the Purchase Agreement, including that the resale registration statement that the Company is required to file with the SEC under the Registration Rights Agreement is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions are satisfied, the “Commencement Date”).

Beginning on the Commencement Date and for a period of up to 24 months thereafter, under the terms and subject to the conditions of the Purchase Agreement, from time to time, at the Company’s discretion, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase, up to $10 million of shares of Common Stock, subject to certain limitations set forth in the Purchase Agreement. Specifically, from time to time from and after the Commencement Date, the Company may, at its discretion, on any single business day on which the closing price of the common stock on the NYSE American is equal to or greater than $0.15, by written notice delivered to Lincoln Park, direct Lincoln Park to purchase up to 100,000 shares of Common Stock on such business day, at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time the Company delivers such written notice to Lincoln Park (each, a “Regular Purchase”); provided, however, that the maximum number of shares the Company may sell to Lincoln Park in a Regular Purchase may be increased to up to (i) 150,000 shares, if the closing sale price of the Common Stock on the NYSE American on the applicable purchase date is not below $1.00, and (ii) 200,000 shares, if the closing sale price of the Common Stock on the applicable purchase date is not below $2.00; provided, however, that Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $500,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement with respect to the Common Stock. The purchase price per share of Common Stock sold in each such Regular Purchase, if any, will be based on market prices of the Common Stock immediately preceding the time of sale, calculated as set forth in the Purchase Agreement.

In addition, provided that the Company has directed Lincoln Park to purchase the maximum amount of shares that the Company is then able to sell to Lincoln Park in a Regular Purchase on a particular business day on which the closing price of the common stock on the NYSE American is equal to or greater than $0.20, then in addition to such Regular Purchase, the Company may, in its sole discretion, also direct Lincoln Park to purchase additional shares of Common Stock in an “accelerated purchase,” and one or more “additional accelerated purchases” on the business day immediately following the purchase date for such Regular Purchase, as provided in the Purchase Agreement. The purchase price per share of Common Stock sold to Lincoln Park in each accelerated purchase and additional accelerated purchase, if any, will be based on market prices of the Common Stock at the time of sale on the applicable purchase date for such accelerated purchase and such additional accelerated purchase(s), as applicable, calculated as set forth in the Purchase Agreement. There are no upper limits on the price per share that Lincoln Park must pay for shares of Common Stock in any purchase under the Purchase Agreement.

The Company will control the timing and amount of any sales of Common Stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require the Company to sell any shares of Common Stock to Lincoln Park, but Lincoln Park is obligated to make purchases as the Company directs, subject to certain conditions.

Actual sales of shares of Common Stock to Lincoln Park will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, market prices of the Common Stock from time to time during the term of the Purchase Agreement and determinations by the Company as to the appropriate sources of funding for the Company and its operations. The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of Common Stock to Lincoln Park. The Company expects that any proceeds received by the Company from such sales to Lincoln Park will be used for working capital and general corporate purposes.

As consideration for Lincoln Park’s commitment to purchase shares of Common Stock at the Company’s direction pursuant to the Purchase Agreement, the Company issued 211,473 shares of Common Stock to Lincoln Park as commitment shares (the “Initial Commitment Shares”) and agreed to issue 211,474 additional shares of Common Stock to Lincoln Park as commitment shares (the “Additional Commitment Shares” and, collectively with the Initial Commitment Shares, the “Commitment Shares”) at such time as the Company has received an aggregate of $5,000,000 in cash proceeds from Lincoln Park from sales of Common Stock to Lincoln Park, if any, that the Company elects, in its sole discretion, to make from time to time from and after the Commencement Date, pursuant to the Purchase Agreement.

Under applicable rules of the NYSE American, the Company may not issue or sell to Lincoln Park under the Purchase Agreement more than 4,474,945 shares (inclusive of the Commitment Shares), subject to adjustment as described above, of Common Stock (which is equal to approximately 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement) (the “Exchange Cap”), unless stockholder approval is obtained to issue shares of Common Stock in excess of the Exchange Cap in accordance with the applicable rules of the NYSE American. In any event, the Company may not issue or sell any shares of Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the NYSE American.

The Purchase Agreement also prohibits the Company from directing Lincoln Park to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than 4.99% of the outstanding shares of Common Stock.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) for a period specified in the Purchase Agreement. Such transactions include, among others, any sale of debt or equity securities that are convertible into or exercisable for shares of Common Stock at a conversion price or exercise price that is based upon and/or varies with the trading prices of the Common Stock after the initial issuance of such securities, or effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price. During any “suspension event” under the Purchase Agreement, the Company may not initiate any Regular Purchase, accelerated purchase or additional accelerated purchase of Common Stock by Lincoln Park, until such suspension event is cured.

Lincoln Park has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time with one business day’s notice, at no cost or penalty.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02 in its entirety. The shares of Common Stock that have been and may be issued under the Purchase Agreement are being offered and sold in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Lincoln Park represented that it is an “accredited investor,” as defined in Regulation D, and is acquiring such shares under the Purchase Agreement for investment purposes only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of Common Stock that have been and may be issued to Lincoln Park under the Purchase Agreement have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares of our Common Stock nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase Agreement, dated as of August 4 2023, by and between iBio, Inc. and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement, dated as of August4, 2023, by and between iBio, Inc. and Lincoln Park Capital Fund, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2023	IBIO, INC.

	By:	/s/ Marc A. Banjak
		Name:	Marc A. Banjak
		Title:	General Counsel and Corporate Secretary